UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: April 21, 2006

MANGAPETS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407 (Commission File Number)	98-0187705 (IRS Employer Identification Number)

Rene Hamouth, Chief Executive Officer

Suite 440-375 Water Street, Vancouver, British Columbia, Canada V6B 5C6
(Address of principal executive offices)

(604) 725-4160
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b) Effective April 21, 2006, the board of directors of MangaPets, Inc. (the "Company") accepted the resignation of Paul Bains as a director of the Company.

(b)	Effective May 2, 2006, the board of directors of the Company accepted the resignation of Roderick Shand as the Company’s chief executive officer and chief financial officer.

(c)

Effective May 2, 2006, the board of directors appointed Rene Hamouth as the Company’s interim chief executive officer and chief financial officer. The appointment of Mr. Hamouth as the Company’s chief executive officer and chief financial officer was not based on any prior understanding or arrangement.

The Company has authorized the issuance of two million five hundred thousand (2,500,000) common shares of the Company to Mr. Hamouth as consideration for acting as the Company’s chief executive officer and chief financial officer. The Company has not entered into any employment agreement in connection with his appointments.

For the past five years, Mr. Hamouth has been self employed as an investor in various private and public companies, but has held no positions other than as a stockholder of those companies.

(d)

Effective May 2, 2006, the Company appointed Paul Weinstock as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. Weinstock to the Company’s board of directors was not based on any prior understanding or arrangement.

The Company has authorized the issuance of nine hundred and thirty seven thousand five hundred (937,500) common shares of the Company to Mr. Weinstock as consideration for joining the Company’s board of directors. The Company has not determined at this time whether Mr. Weinstock will serve on any standing committee.

For the past five years Mr. Weinstock has been a consultant for the online gaming industry. Mr. Weinstock is currently a principal of Weinstock, Ackers & Johns P.A., a leading provider of consultancy services to the online gaming industry, based in London England.

(d)

Effective May 2, 2006, the Company appointed Brian Woods as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. Woods to the Company’s board of directors was not based on any prior understanding or arrangement.

The Company has authorized the issuance of nine hundred and thirty seven thousand five hundred (937,500) common shares of the Company to Mr. Woods as consideration for joining the Company’s board of directors. The Company has not determined at this time whether Mr. Woods will serve on any standing committee.

For the past five years Mr. Woods has worked in the field of online transaction processing, customer relationship management, and gaming. In 2003, he established Instadebit, an online payment processing company, based in Toronto, Ontario. From November of 2003 to present Mr. Woods has managed the Banco Casino, located in Prague, Czech Republic.

(d)

Effective May 2, 2006, the Company appointed Joseph LaCascia as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. LaCascia to the Company’s board of directors was not based on any prior understanding or arrangement.

The Company has authorized the issuance of one million eight hundred and seventy five thousand (1,875,000) common shares of the Company to Mr. LaCascia as consideration for joining the Company’s board of directors. The Company has not determined at this time whether Mr. LaCascia will serve on any standing committee.

Since 2004, Mr. LaCascia has been the chief executive officer of Futurebet Gaming Systems, a web based software development firm specializing in online and land based gaming software applications, based in Nevis, West Indies. Between 1998 and 2004, Mr. LaCascia was the president of RSVP Publications, a direct mail marketing company specializing in cooperative and solo postcard marketing campaigns, based in Boston Massachusetts.

(d)

Effective May 2, 2006, the Company appointed Ryan Hamouth as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. Ryan Hamouth is the son of Rene Hamouth who is currently a director and the newly appointed chief executive officer and chief financial officer of the Company. The appointment of Mr. Ryan Hamouth to the Company’s board of directors was not based on any prior understanding or arrangement.

The Company has not entered into any related transactions with Mr. Hamouth and has not at this time determined whether Mr. Ryan Hamouth will serve on any standing committee.

For the past five years, Mr. Hamouth has been self employed as an investor in various private and public companies, but has held no positions other than as a stockholder of those companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

      MangaPets, Inc.

      By: /s/ Rene Hamouth                                                 May 3, 2006

Name: Rene Hamouth

Title: Chief Executive Officer